Exhibit 5.1
                                                                    Exhibit 23.2

                   [PILLSBURY WINTHROP LLP LOGO APPEARS HERE]

                                50 FREMONT STREET
                          SAN FRANCISCO, CA 94105-2228
                          415.983.1000 F: 415.983.1200


January 12, 2004

UnionBanCal Corporation
400 California Street
San Francisco, CA  94104


         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for UnionBanCal Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-109981) relating to the registration under the Securities Act of 1933 (the "Act") of 450,775 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company, issued under the Union Bank of California 401(k) Plan from October 24, 2002 to October 23, 2003. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and legally issued, and are fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP LLP